PRESENTATION TO THE BOARD OF DIRECTORS

Project Prague

LAZARD

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by ARMOUR Residential REIT, Inc. ("Purdey"), JAVELIN Mortgage Investment Corp. ("Beretta") and the Special Committee of the Board of Directors of Beretta (the "Committee") or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by Purdey and Beretta with respect to the anticipated future performance of Purdey and Beretta. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Purdey, Beretta or any other entity, or concerning solvency or fair value of Purdey, Beretta or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to the future financial performance of Purdey and Beretta. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to Purdey, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

Table of Contents

I Transaction Overview

Transaction Background and Timeline

- **On 1/14/2016, Purdey submitted a non-binding proposal to Beretta's Board to acquire all of Beretta's outstanding shares for cash at 85.5% of book value per share ("BVPS"), implying a purchase price per share of $8.08 based on the midpoint of the 12/21/2015 estimated book value range of $9.40–$9.50 at that time**
- **Shortly after, the Beretta Special Committee (the "Committee") was formed on 1/15, it retained Duane Morris LLP and Venable LLP as its legal counsel and JMP Securities LLC ("JMP") as its financial advisor**
- **On Monday 2/1, JMP sent a response letter to Purdey and its advisors indicating that the Committee was interested in exploring a potential transaction with Purdey but given the related party nature of the proposed transaction, it had instructed JMP to conduct a "market check process"**
  - JMP set 2/19 as a deadline for indications of interest and provided a bid instruction letter
- **On 2/19, Purdey submitted the requested indication of interest to Beretta on materially the same terms as the original proposal, however with a proposed acquisition value of 87.0% of BVPS, or $7.80 per share based on the midpoint of the 1/26/2016 estimated book value range of $8.91–$9.01 at that time**
- **On 2/20, Beretta's advisors indicated to Lazard that Purdey's proposal would be acceptable if the proposed tender offer pricing structure was modified to set the fixed price per share on the 10th day of the 20 day tender offer period as opposed to the 18th day**
  - Purdey revised its indication of interest accordingly on 2/21 and the Committee signed Purdey's term sheet providing short-term exclusivity to finalize a merger agreement between the parties
- **Subsequently, Beretta and Purdey, along with their advisors, negotiated multiple drafts of a merger agreement, with the anticipation of final approvals and signing to take place on 3/1**

Situation Overview

Purdey, a public externally managed residential mortgage REIT, has proposed to acquire Beretta, another public residential mortgage REIT externally managed by the same manager ("Highclere") as Purdey, in an all-cash acquisition at 87% of book value

- **The residential mortgage REIT sector experienced negative returns in 2015 and YTD 2016, with Beretta performing ~14% worse than the peer set median over the prior twelve months**
  - Beretta shares have lost nearly three-quarters of their value since IPO on October 2, 2012
  - Beretta currently trades at a ~33% discount to management reported book value per share
- **Beretta, with a total enterprise value of ~$700MM, is among the smallest of the public peer set with a median size of $7.0Bn**
- **Turkey, Beretta's second-largest shareholder with a 5.1% interest, publicly released a letter on 12/15/2015 highlighting underperformance and Beretta's high management fee**
  - Turkey estimated a liquidation value of 87-89% of book value, implying a 53-57% premium over the trading price at that time
  - Turkey was also critical of the voluntary rebate to management fee costs, noting its discretionary nature
  - Turkey took the first step toward a proxy fight, nominating six Director candidates for Beretta's May 2016 annual meeting
- **Given Beretta's persistent trading discount, an acquisition by Purdey could be accretive to Purdey's book value and EPS**

Purdey's Rationale for Contemplated Acquisition of Beretta

Financial Rationale

- Expected to be accretive to EPS and book value
- Acquire hybrid security portfolio at a substantial discount to market value
  - Net zero portfolio duration
- Generate cost savings through reduced public company costs and other G&A expenses
- Highclere management agreement termination fee not triggered
- Minimal transaction costs to acquire as a subsidiary
  - No repo or derivative breakage costs

Strategic Rationale

- Grow current portfolio and attain better strategic positioning among peers
- Acquire scale in non-agency securities
- Improve alignment of interest between Highclere and Purdey
- Ensure senior executive attention is focused on Purdey

Merger Agreement Summary

The transaction is contemplated to be structured as a tender offer (the "Offer") with a formulaic pricing mechanism whereby the fixed purchase price per share would be established ten business days prior to expiration of the Offer

		DESCRIPTION
CONSIDERATION	Offer Price	■ 87% of BVPS ■ BVPS to include current market/appraised value of all securities, derivatives, repurchase balances, cash, payables and other tangible assets and liabilities, including accruals and an additional $1.0MM of transaction expenses
	Pricing	■ Price will be set ten business days prior to the expiration of the Offer ■ Beretta will be required to post on its website the estimated book value per share each business day of the Offer period up to the date the price is set, pursuant to the formula stipulated in the merger agreement
ACQUISITION STRUCTURE	Tender Offer	■ A wholly-owned subsidiary of Purdey will commence a tender offer to acquire 100% of the outstanding shares of common stock as part of the Offer consideration ■ Subsequent to the Offer, Purdey would effectuate a second-step merger under Maryland law
	Tender Conditions	■ Conditioned upon there being validly tendered and not withdrawn before the expiration of the Offer a number shares of the common stock which represents greater than 50% of all outstanding shares ■ Board of Directors of Beretta must waive 9.8% ownership limit set forth in charter
	Timing	■ Offer will commence as promptly as possible, upon which Purdey will file a Schedule TO/13E-3 ■ Beretta will be required to file a Schedule 14D-9 recommendation statement, promptly after Purdey's filing of Schedule TO ■ Offer shall remain open for at least 20 business days, but no more than 75 days, and shall be subject to extension under certain circumstances
TERMINATION	Termination/ Expense Reimb.	■ $[2]MM of expense reimbursement if terminated to accept Superior Proposal or if Beretta rescinds its recommendation in favor of the transaction and less than 50% of the outstanding shares are tendered
	Notice Period and Matching Rights	■ Purdey has the option to match the terms of any Superior Proposal received by Beretta ■ Must initially provide three business days advance notice of the Beretta's intent to accept a Superior Proposal, and if Purdey elects to match, two business days advance notice of subsequent Superior Proposals
OTHER	Financing	■ Purdey will use cash on hand to finance its purchase of shares of common stock
	REIT Status	■ The parties agree that the transaction will be structured so as to maintain Beretta's REIT status

Source: Draft Plan and Agreement of Merger dated 2/29/2016.

II Beretta Company Overview

Corporate Profile: Beretta

(All $ in millions, except per share data)

Valuation Summary

Capitalization

Share Price as of 2/29/2016	$5.98
Shares Outstanding (MM)	11.9
Equity Market Capitalization	**$71.0**
Less: Cash	(31.3)
Plus: Repurchase Agreements	658.6
Enterprise Value	**$698.2**

Trading Metrics

Latest Publically Disclosed BV per Share as of 1/26/2016	$8.96
P/BV Multiple	0.67x
2016E P/E Multiple	5.5x
Leverage Ratio (a)	6.2x
Dividend Yield as of 2/29/2016	18.1%

Historical Performance (Since IPO)


$21
$18
$16
$13
$11
$8
$6
$3
110
100
90
80
70
60
50
40
03 Oct 2012
08 Jun 2013
12 Feb 2014
19 Oct 2014
25 Jun 2015
29 Feb 2016
(55.2%)
(49.0%)
(69.6%)
Stock Price
Book Value (c)
Total Return

Financial Summary

	2014A	2015E (b)	2016E	2017E	2018E	'14-18E CAGR
Asset Revenue	40.3	31.7	28.0	28.4	28.4	(8.4%)
% Growth	*n/a*	*(21.4%)*	*(11.7%)*	*1.3%*	*0.3%*	
Net Income (Cash)	14.0	13.3	13.0	11.5	9.2	(9.8%)
% Margin	*34.6%*	*42.1%*	*46.5%*	*40.7%*	*32.5%*	
EPS	$1.17	$1.12	$1.10	$0.97	$0.78	(9.6%)
% Growth	*n/a*	*(3.6%)*	*(2.4%)*	*(11.3%)*	*(20.1%)*	

Portfolio Summary

Agency

Value	$503.9
Wtd. Avg. Mkt. Price	*104.7%*
Effective Duration	*4.64*


Fixed Rate 241-360 Mos. 5%
FNCL 3.5 TBA 8%
Multifamily Ballooning in <120 Mos. 24%
Fixed Rate 181-240 Mos. 5%
Fixed Rate 0-120 Mos. 0%
Fixed Rate 121-180 Mos. 58%

Non-Agency

Value	$229.7
Wtd. Avg. Mkt. Price	*89.9%*
Effective Duration	*0.66*


Legacy Prime Fixed 11%
Legacy Prime Hybrid 6%
NPL/RPLs 30%
Legacy Alt-A Fixed 31%
Credit Risk Transfer 14%
New Issue Prime Fixed 5%
Legacy Alt-A Hybrid 3%

Source: Beretta filings, FactSet and SNL. Financial as of 2/29/2016.

(a) Calculated as total debt divided by book value.
(b) Includes financials from nine-months ended 9/30/2015 and projected 4Q2015 earnings.
(c) Data reported by Beretta quarterly through 3/26/2015, monthly thereafter.

HIGHLY CONFIDENTIAL

Three Year Historical Price to Book Value

Beretta has traded on average 0.05x below peers over the prior three years and .14x over the last twelve months


1.00x
0.90x
0.80x
0.70x
0.60x
0.50x
28 Feb 2013
05 Oct 2013
12 May 2014
17 Dec 2014
24 Jul 2015
29 Feb 2016
Average
LTM
YTD
0.86x
0.79x
0.70x
0.81x
0.65x
0.63x
0.77x
0.67x
Beretta
Peer Set (a)

Historical Spread Between 10-Year and 2-Year Treasury Rates


2.75%
2.25%
1.75%
1.25%
0.75%
28 Feb 2013
05 Oct 2013
12 May 2014
17 Dec 2014
24 Jul 2015
29 Feb 2016

Source: FactSet as of 2/29/2016.
(a) Peer set includes: AI, AMTG, ANGC, ANH, ARR, CHMI, CIM, CMO, CYS, DX, EARN, HTS, IVR, MFA, MITT, MTGE, NLY, NMYT, NRZ, OAKS, ORC, RWT, TWO, WMC, ZFC.

Beretta Historical and Projected Financial Summary

Projections represent status quo business plan provided by Beretta, adjusted by Purdey management, as of February 24, 2016

HISTORICAL AND PROJECTED FINANCIALS

	2014A	2015E(a)	Year 1	Year 2	Year 3
Asset Income					
Agency Securities	$30,541		17,897	17,912	18,012
Non-Agency Securities	9,782		10,451	10,451	10,451
Total Interest Income	**$40,323**	**$31,674**	**$28,348**	**$28,363**	**$28,464**
% Growth	*(6.3%)*	*(21.4%)*	*(10.5%)*	*0.1%*	*0.4%*
Expenses					
Repo Expense	($6,635)	($6,364)	(8,607)	($12,131)	($15,654)
Derivative Expense	(12,586)	(4,817)	(3,108)	(1,452)	(409)
Management Fee	(3,658)	(3,599)	(2,239)	(2,239)	(2,239)
Professional Fees	(1,624)	(1,512)	(400)	(400)	(400)
Insurance Fees	(434)	(399)	(100)	(100)	(100)
Board Compensation & Other Fees	(1,417)	(1,650)	(1,000)	(1,000)	(1,000)
Net Income	**$13,969**	**$13,333**	**$12,893**	**$11,041**	**$8,661**
% Margin	*34.6%*	*42.1%*	*45.5%*	*38.9%*	*30.4%*
Shares Outstanding	11,985	11,861	11,867	11,867	11,867
Earnings Per Share	**$1.17**	**$1.12**	**$1.09**	**$0.93**	**$0.73**
% Growth	*(49.2%)*	*(3.6%)*	*(3.3%)*	*(14.4%)*	*(21.6%)*

Key Assumptions

- Three-year quarterly projections from 2Q16 through 1Q19
- Book value remains constant over projection period
- Uses forward rates for 10-year US Treasury yield
- Federal Reserve rates raised twice a year during projection period, from 0.38% to 1.88%
- MBS Option-Adjusted Spreads (*i.e.* OAS spreads) are held constant at 126bps
- Repo rates grown at the same rate as the presumed Federal Reserve rate increases
- Duration assumed to remain at ~0 over projection period
- Current derivatives mature without replacement
- Management fee for Purdey shareholders reduced by estimated purchase price
- Board compensation is reduced to $75K per director per annum

Source: Beretta filings and projections.

Analyst Summary

Analyst estimates suggest that Beretta should trade between 60.0% and 85.0% of book value per share

BERETTA ANALYST ESTIMATES SUMMARY

($ in MM, unless noted)

Current Price: $5.98

Broker	Date	Rating	Price Target	Premium to Current Price	2015E Book Value /Share	2016E Book Value /Share	Applied Book Value Multiple	2016E Core Earnings /Share
Barclays	2/4/2016	Underweight	$6.00	0.3%	$9.54	n/a	0.66x	$1.06
Citi	11/18/2015	Sell	6.00	0.3%	10.08	10.09	0.60x	n/a
Credit Suisse	11/9/2015	Neutral	7.50	25.4%	10.06	10.10	0.61x	n/a
Deutsche Bank	12/16/2015	Hold	8.50	42.1%	n/a	10.00	0.85x	0.99
JMP Securities	1/20/2016	Market Perform	n/a	n/a	9.18	n/a	0.64x	n/a
Ladenburg Thalmann	11/10/2015	Neutral	n/a	n/a	10.05	10.00	n/a	1.11
Max			$8.50	42.1%	$10.08	$10.10	0.85x	$1.11
Median			6.75	12.9%	10.05	10.05	0.64x	1.06
Mean			7.00	17.1%	9.78	10.05	0.67x	1.06
Min			6.00	0.3%	9.18	10.00	0.60x	0.99

Source: FactSet and Wall Street research.

III Beretta Financial Analysis

Beretta: Standalone Financial Analysis

($ per share)

METHODOLOGY		BOOK VALUE %	IMPLIED VALUE PER SHARE	COMMENTS
	DIVIDEND DISCOUNT MODEL	81.2% – 101.4%	$6.61 – $8.24	■ Three year cash flow projections from 2Q16-1Q19 assuming 1Q16 close and 1Q19 terminal value ■ Terminal value derived from peer multiple range of 0.66x – 0.86x applied to Beretta book value on 3/31/19 ■ Cost of equity of 7.0%-9.0% based on Beta sensitivity
	COMPARABLE COMPANIES – MRQ P/BV	66.2% – 86.2%	$5.38 – $7.01	■ Peer set MRQ P/BVPS median multiple of 0.76x ± 0.1x ▪ Compares with current P/BVPS multiple of 0.67x for Beretta
FOR REFERENCE PURPOSES	MARKET VALUE/NET ASSET VALUE	100.0%	$8.13	■ Based on book value per share of $8.13 as provided by Beretta as of 2/25/2016
FOR REFERENCE PURPOSES	PRECEDENT TRANSACTION	89.3%	$7.26	■ Very limited number of recent transactions ▪ Apollo Commercial/Apollo Residential announced on 2/26/2016 with pricing at 89.25% of BV
FOR REFERENCE PURPOSES	52-WEEK HIGH/LOW P/BV MULTIPLE	57.0% – 77.0%	$4.63 – $6.26	■ 52-week closing P/BVPS trading range from 2/26/2015 – 2/26/2016 ▪ High date: 3/6/2015 ▪ Low date: 10/2/2015
FOR REFERENCE PURPOSES	ANALYST PRICE TARGETS	60.0% – 85.0%	$4.88 – $6.91	■ Range of P/BVPS multiples derived from analyst price targets

Book value % axis: 50% 65% 80% 95% 110% — Current: 73.6% | Acquisition: 87.0%

Implied value per share axis: $4 $5 $6 $7 $8 $9 — Current : $5.98 | Acquisition: $7.07

Source: Beretta-provided information, Wall Street Research, FactSet and SNL as of 2/29/2016.

HIGHLY CONFIDENTIAL

Beretta DDM Analysis

A discounted dividend cash flow model implies a valuation range between 81.2% and 101.4% of book value

BERETTA SUMMARY CASH FLOWS

		Year 1				Year 2				Year 3			
	1Q16	2Q16	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19
Agency Spread	$3,360	$3,667	$3,341	$3,339	$3,016	$3,018	$2,698	$2,702	$2,385	$2,391	$2,077	$2,086	$1,774
Non Agency Spread	1,713	1,713	1,594	1,594	1,476	1,476	1,357	1,357	1,239	1,239	1,121	1,121	1,002
Derivative Expense	(1,125)	(893)	(893)	(661)	(661)	(429)	(429)	(297)	(297)	(187)	(187)	(18)	(18)
Management Fee	(560)	(560)	(560)	(560)	(560)	(560)	(560)	(560)	(560)	(560)	(560)	(560)	(560)
Professional Fees	(100)	(100)	(100)	(100)	(100)	(100)	(100)	(100)	(100)	(100)	(100)	(100)	(100)
Insurance	(25)	(25)	(25)	(25)	(25)	(25)	(25)	(25)	(25)	(25)	(25)	(25)	(25)
Board Compensation & Other Fees	(250)	(250)	(250)	(250)	(250)	(250)	(250)	(250)	(250)	(250)	(250)	(250)	(250)
Net Income/Dividend	**$3,013**	**$3,552**	**$3,107**	**$3,337**	**$2,897**	**$3,130**	**$2,692**	**$2,827**	**$2,392**	**$2,509**	**$2,075**	**$2,254**	**$1,824**
Terminal Value @ 0.76x BVPS Multiple													73,506
Cash Flow for DDM Analysis	$3,013	$3,552	$3,107	$3,337	$2,897	$3,130	$2,692	$2,827	$2,392	$2,509	$2,075	$2,254	$75,329

BERETTA DISCOUNT RATE CALCULATIONS

Risk Free Rate - US 10-Year Treasury	1.74%
Market Risk Premium (a)	7.00%
Beretta Net Debt / Equity as of 2/29/2016	8.8x
Peer Median Unlevered Beta	0.091
Relevered Beta	0.89
Beretta - Cost of Equity	**8.0%**

BERETTA DDM

Assumptions	
Cost of Equity	8.0%
Book Value as of 3/31/2019	96,507
Price/BVPS Multiple (b)	0.76x
Terminal Value	73,506
Implied Value per Share	
Three-Year Discounted Cash Flows	87,844
Implied Value	87,844
Shares Outstanding	11,867
Implied Value/Share	$7.40
Memo: Implied % of Current Book Value	*91.0%*

ILLUSTRATIVE IMPLIED % OF BOOK VALUE

Cost of Equity	Unl. Beta	Terminal Value per Share Multiple 0.66x	0.71x	0.76x	0.81x	0.86x
7.0%	0.076	85.0%	89.1%	93.2%	97.3%	101.4%
7.5%	0.083	84.0%	88.1%	92.1%	96.1%	100.1%
8.0%	0.091	83.1%	87.1%	91.0%	95.0%	99.0%
8.5%	0.098	82.1%	86.1%	90.0%	93.9%	97.8%
9.0%	0.106	81.2%	85.1%	88.9%	92.8%	96.7%

ILLUSTRATIVE IMPLIED VALUE PER SHARE

Cost of Equity	Unl. Beta	Terminal Value per Share Multiple 0.66x	0.71x	0.76x	0.81x	0.86x
7.0%	0.076	$6.91	$7.25	$7.58	$7.91	$8.24
7.5%	0.083	6.83	7.16	7.49	7.82	8.14
8.0%	0.091	6.76	7.08	7.40	7.73	8.05
8.5%	0.098	6.68	7.00	7.32	7.64	7.95
9.0%	0.106	6.61	6.92	7.23	7.55	7.86

Source: FactSet and Beretta three-year management projections as of 2/29/2016.

Note: Assets and interest rate spread assumed to be held constant; Federal Reserve interest growth assumed per management guidance.

(a) Per Ibbotson's market report.

(b) Multiple based on median of selected comparable companies.

Comparable Companies Analysis

COMPARABLE COMPANIES – RESIDENTIAL MORTGAGE REITS

	Share Price 2/29/2016	% of 52-Wk High	% Total Return YTD	Dividend Yield	Equity Value ($ MMs) (a)	TEV ($ MMs)	Net Debt/ TEV (b)	Price/ Earnings 2016E (c)	Price/ GAAP Book Value MRQ	Price/ GAAP Book Value 2016E (c)
Annaly Capital Management	$10.13	92.7%	8.0%	11.8%	$9,481	$69,632	86.4%	8.9x	0.86x	0.88x
American Capital Agency Corp.	18.07	82.3%	6.5%	13.3%	6,099	50,158	87.8%	8.2x	0.80x	0.80x
Invesco Mortgage Capital Inc.	11.31	69.8%	(8.7%)	14.1%	1,302	15,745	91.6%	7.0x	0.66x	0.64x
Two Harbors Investment Corp.	13.75	72.9%	4.6%	13.1%	1,317	14,363	90.8%	8.0x	0.71x	0.68x
Hatteras Financial Corp.	9.71	78.8%	11.1%	10.7%	933	14,139	93.4%	9.4x	0.85x	0.85x
Chimera Investment Corporation	13.03	79.2%	(4.5%)	14.7%	2,446	14,021	82.6%	6.2x	0.83x	0.79x
Capstead Mortgage Corporation	11.71	65.4%	(3.7%)	15.7%	2,699	13,837	79.1%	5.8x	0.97x	0.95x
New Residential Investment Corp.	7.84	84.3%	10.0%	13.3%	1,190	12,541	90.5%	7.4x	0.84x	0.82x
CYS Investments, Inc.	7.75	70.5%	(4.3%)	13.4%	2,743	12,536	78.1%	8.7x	0.77x	0.77x
Pundey	19.25	74.3%	(8.5%)	20.6%	706	12,182	94.2%	5.5x	0.72x	NA
MFA Financial, Inc.	6.81	82.8%	3.2%	11.7%	2,531	12,006	78.9%	9.3x	0.91x	0.92x
New York Mortgage Trust, Inc.	4.18	51.5%	(21.6%)	23.0%	457	8,430	94.6%	5.6x	0.64x	0.62x
Anworth Mortgage Asset Corporation	4.70	87.4%	8.0%	12.8%	465	6,347	92.7%	8.1x	0.75x	0.71x
Redwood Trust, Inc.	11.89	60.8%	(9.9%)	9.4%	939	5,604	83.2%	8.5x	0.81x	0.75x
American Capital Mortgage Investment Corp.	13.82	74.2%	(1.0%)	11.6%	662	4,559	85.5%	7.5x	0.70x	0.69x
Arlington Asset Investment Corp.	12.11	47.3%	(8.5%)	20.6%	280	3,940	92.9%	3.4x	0.58x	0.60x
Dynex Capital, Inc.	6.35	74.7%	-	15.1%	321	3,663	91.2%	6.9x	0.82x	0.80x
Western Asset Mortgage Capital Corporation	12.90	78.2%	7.9%	14.9%	411	3,445	88.1%	6.4x	0.76x	0.74x
Apollo Residential Mortgage, Inc.	10.81	69.1%	5.8%	22.2%	453	3,424	86.8%	4.8x	0.82x	0.89x
AG Mortgage Investment Trust, Inc.	12.33	62.9%	(4.0%)	15.4%	349	2,899	88.0%	6.0x	0.69x	0.67x
Five Oaks Investment Corp.	4.82	43.0%	(9.5%)	24.9%	71	2,402	97.0%	4.8x	0.47x	0.50x
Orchid Island Capital, Inc.	9.62	67.5%	(0.3%)	17.5%	209	2,126	90.2%	5.3x	0.83x	0.82x
Ellington Residential Mortgage REIT	12.08	71.1%	(2.2%)	14.9%	110	1,296	91.5%	5.7x	0.76x	NA
ZAIS Financial Corp.	14.05	73.9%	(6.8%)	11.4%	125	641	77.5%	7.8x	0.68x	0.71x
Cherry Hill Mortgage Investment Corporation	14.23	77.0%	9.5%	13.8%	107	614	82.5%	7.2x	0.71x	NA
Max		92.7%	11.1%	24.9%	$9,481	$69,632	97.0%	9.4x	0.97x	0.95x
Median		**73.9%**	**(1.0%)**	**14.1%**	**662**	**6,347**	**88.1%**	**7.0x**	**0.76x**	**0.76x**
Mean		**71.7%**	**(0.8%)**	**15.2%**	**1,456**	**11,622**	**87.8%**	**6.9x**	**0.76x**	**0.76x**
Min		43.0%	(21.6%)	9.4%	71	614	77.5%	3.4x	0.47x	0.50x
Beretta	**5.98**	**64.4%**	**(1.8%)**	**18.1%**	**71**	**698**	**89.8%**	**5.5x**	**0.67x**	**0.59x**

ILLUSTRATIVE IMPLIED VALUE PER SHARE

	Price/Book Value MRQ		
Est. Book Value per Share	$8.13	$8.13	$8.13
x Applied P/BV Multiple	0.66x	0.76x	0.86x
Illustrative Value per Share	**$5.38**	**$6.19**	**$7.01**
Illustrative Book Value %	*66.2%*	*76.2%*	*86.2%*

Source: FactSet and SNL Financial as of 2/29/2016.

Notes: Companies ranked by Total Enterprise Value; Financials, book values and dividends as of most recent filing.

(a) Includes dilutive effects of options.

(b) Represents net debt plus preferred stock at liquidation value.

(c) Companies with NA do not have EPS research estimates or BV/share research estimates available.

Precedent Transactions Analysis – *For Illustrative Purposes Only*

Analysis of precedent corporate transactions implies a valuation around 89% of book value

- Due to limited scope of transactions within the mortgage REIT universe, BDC transactions are also shown below for illustrative purposes

PRECEDENT PUBLIC TRANSACTIONS – MORTGAGE REITS

Date		Involved Parties		Deal		Tgt. Book Val.		BVPS
Announced	Effective	Acquirer	Target	Value	Consid.	Equity	TEV	Mult. (a)
2/26/2016	TBD	Apollo Commercial Real Estate Finance, Inc.	Apollo Residential Mortgage, Inc.	$469	Cash & Stock	$469	$3,572	0.89x
Select Transaction Comparable Median								0.89x

ADDITIONAL PUBLIC TRANSACTIONS – MORTGAGE INVESTMENT COMPANIES AND SERVICERS

Date		Involved Parties		Deal		Tgt. Book Val.		BVPS
Announced	Effective	Acquirer	Target	Value	Consid.	Equity	TEV	Mult. (a)
7/12/2003	12/3/2003	American Home Mtg Hldgs Inc	Apex Mortgage Capital Inc	$184	Stock Only	$184	$426	1.08x
10/6/2005	1/18/2006	CDP Capital Financing Inc	CRIIMI MAE Inc	321	Cash Only	321	839	0.89x
5/25/2006	10/2/2006	Accredited Home Lenders Hldg	Aames Investment Corp	334	Cash & Stock	225	4,804	0.89x
6/8/2006	12/11/2006	RAIT Investment Trust	Taberna Realty Finance Trust	596	Stock Only	596	n/a	1.46x
7/11/2006	1/3/2007	Deutsche Bank AG	MortgageIT Holdings Inc	429	Cash Only	429	8,567	1.31x
8/8/2006	12/4/2006	Morgan Stanley	Saxon Capital Inc	706	Cash Only	706	7,432	1.27x
2/16/2007	7/17/2007	Credit-Based Asset Servicing	Fieldstone Investment Corp	188	Cash Only	188	6,096	0.60x
6/4/2007	10/12/2007	Lone Star US Acquisitions LLC	Accredited Home Lenders Hldg	300	Cash Only	298	8,308	1.34x
1/31/2013	5/23/2013	Annaly Capital Management, Inc.	Crexus Investment Corp.	872	Cash Only	872	872	1.09x
Other Transaction Comparable Median								1.17x

ILLUSTRATIVE IMPLIED VALUE PER SHARE

Beretta Current BVPS	$8.13	$8.13	$8.13
x Applied P/BV Multiple	0.79x	0.89x	0.99x
Illustrative Value per Share	$6.45	$7.26	$8.07

Source: Company filings, Wall Street research.

(a) BVPS reflects last reported book value, for the quarter prior to the date of the transaction announcement, adjusted for subsequent dividend payments and collar adjustments.

Appendix

Key Terms of Beretta External Management Agreement

Beretta Management Agreement Terms	
Term	■ Initial term through 10/5/2017 with automatic 1-year extensions
Role	■ Manager is responsible for the day-to-day operations of Beretta and, to the extent directed by the Board of Directors, its subsidiaries
Fees	■ Annual Management Fee of 1.5% on gross equity raised up to $1Bn, plus 1.0% in excess of $1Bn, calculated monthly ■ **Current voluntary rebate in place, effective until further notice, reduces fee to an effective 1.5% of total shareholders equity**
Expenses	■ Manager is responsible for employment expenses of personnel, rent, utilities, office furniture, equipment and other office, internal and overhead expenses required for the REIT's day-to-day operations ■ All other expenses of the REIT as well as supplies applicable to operations (paper, software, etc.) are the responsibility of the REIT and shall be reimbursed within 5 days if incurred by the Manager
Assumption	■ Assignment by the Manager shall terminate the agreement unless advance written consent is granted by the REIT
Termination	■ If terminated by Beretta without cause, a fee is payable to Manager equal to the greater of (i) base management fee for the remainder of current term and (ii) three times the prior twelve months base management fee ■ REIT may not terminate during initial term except for cause ■ Termination for cause limited to material breach, willful misconduct, gross negligence or fraud ■ REIT may terminate without cause after the initial term with 180 days notice or may terminate in connection with a corporate event (merger, reorganization, sale of all or substantially all assets, sale of 50% or more of outstanding stock or a liquidation event), subject to termination fee ■ Manager may terminate at any time and for any reason upon 180 days notice

Cost of Equity Analysis

ILLUSTRATIVE RESIDENTIAL MORTGAGE REIT BETAS AND COST OF EQUITY (BLOOMBERG BETAS)					Net Debt + Preferred /				
Select Comparable Companies	Stock Price	Equity Value	Net Debt + Pref.	Enterprise Value	TEV	Equity	Levered Beta (a)	Unlevered Beta (b)	Cost of Equity (c)
Annaly Capital Management	$10.13	$9,481	$60,141	$69,632	86.4%	6.3x	0.59	0.081	5.9%
American Capital Agency Corp.	18.07	6,099	44,059	50,158	87.8%	7.2x	0.63	0.076	6.1%
Invesco Mortgage Capital Inc.	11.31	1,301	14,418	15,745	91.6%	11.1x	0.87	0.072	7.8%
Two Harbors Investment Corp.	13.75	1,317	13,047	14,363	90.8%	9.9x	0.78	0.072	7.1%
Hatteras Financial Corp.	9.71	930	13,206	14,139	93.4%	14.2x	0.84	0.055	7.2%
Chimera Investment Corporation	13.03	2,446	11,575	14,021	82.6%	4.7x	0.82	0.142	7.5%
Capstead Mortgage Corporation	11.71	2,699	10,948	13,837	79.1%	4.1x	1.19	0.235	7.6%
New Residential Investment Corp.	7.84	1,190	11,351	12,541	90.5%	9.5x	0.72	0.068	10.0%
CYS Investments, Inc.	7.75	2,743	9,793	12,536	78.1%	3.6x	0.76	0.167	6.8%
Purdey	19.25	706	11,476	12,182	94.2%	16.3x	0.79	0.046	7.2%
MFA Financial, Inc.	6.81	2,524	9,474	12,006	78.9%	3.8x	0.73	0.154	6.9%
New York Mortgage Trust, Inc.	4.18	457	7,972	8,430	94.6%	17.4x	1.07	0.058	9.3%
Anworth Mortgage Asset Corporation	4.70	465	5,882	6,347	92.7%	12.6x	0.64	0.047	6.2%
Redwood Trust, Inc.	11.89	976	4,664	5,604	83.2%	4.8x	1.07	0.185	9.2%
American Capital Mortgage Investment Corp.	13.82	658	3,898	4,559	85.5%	5.9x	0.68	0.098	6.5%
Arlington Asset Investment Corp.	12.11	278	3,660	3,940	92.9%	13.2x	1.27	0.089	10.6%
Dynex Capital, Inc.	6.35	321	3,342	3,663	91.2%	10.4x	0.77	0.067	7.1%
Western Asset Mortgage Capital Corporation	12.90	409	3,033	3,445	88.1%	7.4x	1.04	0.123	9.0%
Apollo Residential Mortgage, Inc.	10.81	453	2,971	3,424	86.8%	6.6x	0.90	0.119	8.0%
AG Mortgage Investment Trust, Inc.	12.33	349	2,550	2,899	88.0%	7.3x	0.94	0.113	8.3%
Five Oaks Investment Corp.	4.82	71	2,331	2,402	97.0%	32.8x	1.21	0.036	10.2%
Orchid Island Capital, Inc.	9.62	209	1,916	2,126	90.2%	9.2x	0.96	0.094	8.4%
Ellington Residential Mortgage REIT	12.08	110	1,185	1,296	91.5%	10.7x	0.78	0.067	7.2%
Beretta	5.98	71	627	698	89.8%	8.8x	0.91	0.092	8.1%
ZAIS Financial Corp.	14.05	125	497	641	77.5%	4.0x	0.86	0.173	7.8%
Cherry Hill Mortgage Investment Corporation	14.23	107	506	614	82.5%	4.7x	0.67	0.117	6.4%
	Min	**$71**	**$497**	**$614**	**77.5%**	**3.6x**	**0.59**	**0.036**	**5.9%**
	Median	**$562**	**$5,273**	**$5,975**	**88.9%**	**8.1x**	**0.83**	**0.091**	**7.5%**
	Mean	**$1,404**	**$9,789**	**$11,202**	**87.9%**	**9.5x**	**0.86**	**0.102**	**7.8%**
	Max	**$9,481**	**$60,141**	**$69,632**	**97.0%**	**32.8x**	**1.27**	**0.235**	**10.6%**

Source: *Company filings, SNL and FactSet as of 2/29/2016.*
(a) Levered Beta per Barra's Local Predicted Beta.
(b) Unlevered Beta = Equity Beta / [1 + (Debt/Equity)*(1 – Tax Rate)].
(c) Market Risk Premium per Ibbotson's market report.

Detailed Book Value Calculation

BERETTA BOOK VALUE CALCULATION - 2/25/2016	
(Value in $000)	
MBS	
Agency Securities (Including Pledged Assets) Current Face	$451,951
Agency Securities - Premium	16,986
Agency Securities	9,055
Agency Principal Receivable	0
Non-Agency Securities at FV (Including Pledged Assets)	224,477
Cash and Cash Equivalents	
Cash	14,955
Restricted Cash	24,771
Cash - Northern Trust	71
Receivables	
Agency Accrued Interest Receivable	922
Non-Agency Accrued Interest Receivable	816
Accrued Interest Receivable (Daily Liquidity Email)	0
Prepaid	943
Amort of Prepaid Est	(88)
Total Assets	**$744,859**
Repurchase Agreements	
Repo Trade Principal	($584,127)
Accrued Interest Payable Repo	(482)
Hedges	
Derivatives, at Fair Value, Principal	(19,612)
Derivatives, Accrued Interest	(1,841)
Receivables & Accruals	
Cash Payable for Purchased Bonds	(41,329)
Accounts Payable	(344)
Accrued Expenses	(378)
Dividends - Common	0
Management Fees	(240)
Total Liabilities	**($648,352)**
Total Shareholder's Equity	**$96,507**
Memo: Shares Outstanding	*11,867*
Common Book Value per Share	**$8.13**

Source: Beretta provided financials as of 2/25/2016.